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                                                                    EXHIBIT 3.28

                            ARTICLES OF INCORPORATION

                                       OF

                            INFORMED NUTRITION, INC.

        The undersigned incorporator hereby forms a corporation under Chapter 607 of the laws of the State of Florida.

                                 ARTICLE I. NAME

        The name of the corporation shall be:

                            INFORMED NUTRITION, INC.

The address of the principal office of this corporation shall be Feather Sound Place, 2685 Ulmerton Road, Suite 2-G, Clearwater, Florida 34622, and the mailing address of the corporation shall be the same.

                         ARTICLE II. NATURE OF BUSINESS

        This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

        The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 1000 shares of common stock having $.01 par value per share.

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                          ARTICLE IV. REGISTERED AGENT

         The street address of the initial registered office of the corporation shall be 1201 Hays Street, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Service Company.

                          ARTICLE V. TERM OF EXISTENCE

         This corporation is to exist perpetually.

                              ARTICLE VI. DIRECTORS

         All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of its Board of Directors, subject to any limitation set forth in these Articles of Incorporation. This corporation shall have one Director, initially. The names and addresses of the initial members of the Board of Directors are:

      James M. Sander           Feather Sound Place, 2685 Ulmerton Road
      Dir.                      Suite 2-G, Clearwater, Florida 34622

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                            ARTICLE VII. INCORPORATOR

         The name and street address of the incorporator to these Articles of
Incorporation:

                           Corporation Service Company
                                1201 Hays Street
                           Tallahassee, Florida 32301

         IN WITNESS WHEREOF, the undersigned agent of Corporation Service Company, has hereunto set their hand and seal of Corporation Service Company on November 16, 1995.

                                     CORPORATION SERVICE COMPANY

                                     BY:  /s/ Gail Shelby
                                          ----------------------------
                                          Its Agent, Gail Shelby

                    ACCEPTANCE OF REGISTERED AGENT DESIGNATED
                          IN ARTICLES OF INCORPORATION

         Corporation Service Company, a Delaware corporation authorized to transact business in this State, having a business office identical with the registered office of the corporation named above, and having been designated as the Registered Agent in the above and foregoing Articles, is familiar with and accepts the obligations of the position of Registered Agent under Section 607.0505, Florida Statutes.

                                      CORPORATION SERVICE COMPANY

                                     By:  /s/ Gail Shelby
                                          --------------------------
                                          Its Agent, Gail Shelby

SMT/smt